Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-255883, 333-255882, 333-224903, 333-217702, 333-203861, 333-128232, 333-149418 and 333-166543 on Form S-8, and No. 333-231719 on Form S-3 of our reports dated March 16, 2021, relating to the financial statements of Surgalign Holdings, Inc. and the effectiveness of Surgalign Holdings, Inc.’s internal control over financial reporting appearing in the Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP

Chicago, IL

September 24, 2021